Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011
Diluted earnings per share	$.45	$.37
Net Income	$1,231,000	$999,000
Return on average common equity	9.41%	8.04%
Return on average assets	0.86%	0.87%

Millersburg, Ohio – October 23, 2012 – CSB Bancorp, Inc. (OTCBB: CSBB) today announced third quarter 2012 net income of $1.2 million or $.45 per basic and diluted share, as compared to $999 thousand or $.37 per basic and diluted share for the same period in 2011.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.41% and 0.86%, respectively, compared with 8.04% and 0.87% for the third quarter of 2011.

Eddie Steiner, President and CEO commented, “Third quarter net income was 23% above the previous year’s quarter, reflecting benefits from the larger scale achieved with last year’s acquisition of two Wooster banking center locations, as well as continued strength in home mortgage refinancings.”

Revenue totaled $5.6 million for the third quarter of 2012, an increase of 7% from the prior-year third quarter. Increases were reflected in both net interest income and other income. Third quarter net interest income on a fully tax equivalent basis was $4.5 million, a $336 thousand or 8% increase over the third quarter of 2011. Other income totaled $1.1 million in third quarter 2012, an increase of $28 thousand or 3% compared to third quarter 2011.

Non-interest expense amounted to $3.5 million during the quarter, an increase of $68 thousand or 2% from third quarter 2011.

The Company’s third quarter efficiency ratio was 62.7% as compared to 69.3% for the same quarter in the prior year.

Federal income tax provision totaled $534 thousand for third quarter 2012, compared to $444 thousand for the same quarter in 2011. The quarterly provisions reflect effective tax rates of 30% and 31%, respectively.

Total assets amounted to $569 million on September 30, 2012, up $18 million or 3% from December 31, 2011. Loans increased to $353 million, up $29 million or 9% year to date, while securities balances of $140 million increased $12 million or 9% from the prior year-end.

Average total assets during the quarter amounted to $569 million, an increase of $114 million or 25% above the same quarter of the prior year. Average loan balances of $348 million increased $32 million or 10% from the prior year third quarter, and average securities balances of $138 million increased $51 million or 58% as compared to third quarter 2011. The year-over-year increase in securities balances resulted from the Company’s deployment of cash obtained in the October 2011 purchase and assumption transaction for two banking centers in Wooster, Ohio.

Average commercial loan balances, including commercial real estate, increased $6.2 million or 3% during the quarter. Average residential mortgage balances, including home equity line balances, increased by $1.5 million or 1% during the quarter. Average consumer credit balances increased $182 thousand or 3% versus the linked quarter.

Net charge-offs on loans for the quarter totaled $16 thousand, or 0.02% of average loans on an annualized basis, as compared to net charge-offs of $178 thousand, or 0.22% for third quarter 2011.

Nonperforming assets totaled $3.7 million or 1.05% of total loans plus other real estate at September 30, 2012 as compared to $3.5 million or 1.08% on December 31, 2011 and $4.0 million or 1.27% at September 30, 2011. Delinquent loan balances as of September 30, 2012 amounted to 1.77% of total loans as compared to 2.04% on December 31, 2011 and 1.75% at September 30, 2011.

The Company funded $206 thousand in loan loss provision during the quarter as compared to $240 thousand during the prior year’s quarter. The allowance for loan losses amounted to 1.32% of total loans on September 30, 2012 as compared to 1.31% at September 30, 2011. The ratio of the allowance for loan losses to nonperforming loans stood at 127% on September 30, 2012 as compared to 117% and 118% at December 31, and September 30, 2011, respectively.

Deposit balances totaled $454 million at quarter-end, an increase of $11 million or 2.4% from December 31, 2011 and an increase of $99 million or 28% from September 31, 2011. The majority of the year-over-year increase is attributable to deposits acquired with the Wooster banking center acquisition completed in the fourth quarter 2011. Organic deposit growth without the acquired deposits amounted to $25 million between September 30, 2011 and September 30, 2012 with noninterest bearing, NOW, money market and savings account balances growing and time deposit balances declining due to the low interest rate environment.

The average balance of securities sold under repurchase agreement during the third quarter grew by $8.7 million or 26% above the average for the same period in the prior year. The growth results from a campaign to expand relationships with our business customers. These repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts. Average advances from the Federal Home Loan Bank (“FHLB”) decreased $3 million or 14% from the prior year’s quarter as maturing borrowings have been repaid, funded by reducing interest bearing deposits with other banks.

Shareholders’ equity totaled $52.1 million on September 30, 2012 with 2.7 million common shares outstanding at quarter-end. The Company’s capital position remains strong, with tangible equity to assets approximating 8.2% and 8.0% on September 30, 2012 and December 31, 2011, respectively. The Company declared a common dividend of $.18 per share during the quarter. Based on the September 30, 2012 closing stock price of $18.25 per share, the Company’s annual dividend yield approximates 3.9%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $569 million as of September 30, 2012. CSB provides a wide range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2012 3rd Qtr	2012 2nd Qtr	2012 1st Qtr	2011 4th Qtr	2011 3rd Qtr	2012 9 months	2011 9 months
Net interest income FTE (a)	$4,499	$4,474	$4,380	$4,280	$4,163	$13,353	$12,316
Provision for loan losses	206	205	206	240	240	617	710
Other income	1,073	1,034	948	920	1,044	3,055	2,589
Other expenses	3,528	3,560	3,544	3,748	3,458	10,632	9,861
FTE adjustment (a)	73	77	67	67	66	217	189
Net income	1,231	1,141	1,055	820	999	3,427	2,867
Diluted earnings per share	0.45	0.41	0.39	0.30	0.37	1.25	1.05

PERFORMANCE RATIOS
Return on average assets (ROA)	0.86%	0.82%	0.77%	0.61%	0.87%	0.82%	0.85%
Return on average common equity (ROE)	9.41%	8.98%	8.46%	6.58%	8.04%	8.95%	7.92%
Net interest margin FTE (a)	3.34%	3.40%	3.38%	3.38%	3.83%	3.37%	3.85%
Efficiency ratio	62.66%	64.03%	65.90%	71.47%	69.28%	64.17%	66.91%
Number of full-time equivalent employees	168	167	157	154	144

MARKET DATA
Book value/common share	$19.05	$18.71	$18.25	$18.07	$17.99
Period-end common share mkt value	18.25	18.17	17.75	16.75	15.00
Market as a % of book	95.80%	97.11%	97.26%	92.70%	83.38%
Price-to-earnings ratio	11.77	12.36	12.59	12.41	10.71
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	0.54	0.54
Common stock dividend payout ratio	40.00%	43.90%	46.15%	60.00%	48.65%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,736,316	2,736,046	2,735,611	2,735,229	2,734,799	2,735,927	2,734,799
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$49,910	$49,691	$48,543	$45,808	$41,022

ASSET QUALITY
Gross charge-offs	$39	$85	$79	$328	$192	$203	$686
Net charge-offs (recoveries)	16	(19)	41	275	178	38	625
Allowance for loan losses	4,661	4,471	4,246	4,082	4,116
Nonperforming assets (NPAs)	3,713	4,010	3,266	3,499	4,000
Net charge-off/average loans ratio	0.02%	-0.02%	0.05%	0.34%	0.22%	0.02%	0.26%
Allowance for loan losses/period-end loans	1.32	1.30	1.28	1.26	1.31
NPAs/loans and other real estate	1.05	1.17	0.99	1.08	1.27
Allowance for loan losses/nonperforming loans	127.28	111.65	130.20	116.96	117.77

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.24%	8.11%	7.96%	8.01%	10.33%
Average equity to assets	9.15	9.09	9.08	9.33	10.84
Average equity to loans	14.97	15.04	15.33	15.46	15.60
Average loans to deposits	76.33	75.24	73.87	75.78	90.07

AVERAGE BALANCES
Assets	$569,142	$562,291	$552,407	$530,049	$454,685	$561,310	$451,523
Earning assets	536,093	528,817	520,802	502,198	431,271	528,598	428,303
Loans	347,682	339,829	327,203	319,852	315,750	338,272	318,420
Deposits	455,491	451,646	442,973	422,094	350,577	450,057	335,236
Shareholders' equity	52,063	51,125	50,147	49,454	49,265	51,124	48,371

ENDING BALANCES
Assets	$568,783	$566,687	$560,803	$551,233	$457,849
Earning assets	535,402	530,094	526,942	522,410	435,806
Loans	352,748	344,116	331,353	324,182	313,980
Deposits	454,299	454,719	450,207	443,553	354,856
Shareholders' equity	52,101	51,176	49,918	49,429	49,191

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	September 30, 2012	September 30, 2011
ASSETS
Cash and cash equivalents
Cash and due from banks	$12,913	$9,893
Interest-earning deposits in other banks	41,762	30,965
Federal funds sold	—	—

Total cash and cash equivalents	54,675	40,858
Securities
Available-for-sale, at fair-value	134,889	85,262
Restricted stock, at cost	5,463	5,463

Total securities	140,352	90,725
Loans held for sale	540	136
Loans	352,748	313,980
Less allowance for loan losses	4,661	4,116

Net loans	348,087	309,864

Goodwill and core deposit intangible	5,659	2,085
Bank owned life insurance	8,237	3,042
Premises and equipment, net	8,425	7,740
Accrued interest receivable and other assets	2,808	3,399

TOTAL ASSETS	$568,783	$457,849

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$91,022	$71,140
Interest-bearing	363,277	283,716

Total deposits	454,299	354,856

Short-term borrowings	43,011	32,527
Other borrowings	16,738	19,333
Accrued interest payable and other liabilities	2,634	1,942

Total liabilities	516,682	408,658

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2012 and 2011	18,629	18,629
Additional paid-in capital	9,994	9,994
Retained earnings	26,342	24,063
Treasury stock at cost - 245,803 shares in 2012 and 2011	(5,015)	(5,015)
Accumulated other comprehensive income	2,151	1,520

Total shareholders’ equity	52,101	49,191

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$568,783	$457,849

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Interest and dividend income:
Loans, including fees	$4,357	$4,233	$12,881	$12,745
Taxable securities	638	601	2,074	1,809
Nontaxable securities	120	110	363	310
Other	32	14	112	42

Total interest and dividend income	5,147	4,958	15,430	14,906

Interest expense:
Deposits	559	663	1,789	2,154
Other	162	198	505	625

Total interest expense	721	861	2,294	2,779

Net interest income	4,426	4,097	13,136	12,127
Provision for loan losses	206	240	617	710

Net interest income after provision for loan losses	4,220	3,857	12,519	11,417

Non-interest income
Service charges on deposits accounts	345	286	971	810
Trust services	175	154	503	504
Securities gains (losses), net	—	237	—	237
Gain on sale of loans	169	54	362	153
Other	384	313	1,219	885

Total non-interest income	1,073	1,044	3,055	2,589

Non-interest expenses
Salaries and employee benefits	1,985	1,856	5,909	5,412
Occupancy expense	280	208	767	631
Equipment expense	154	127	448	370
Franchise tax expense	139	135	415	405
Professional and director fees	172	200	621	536
Federal deposit insurance	83	36	238	254
Amortization of intangible assets	37	15	103	46
Other expenses	678	881	2,131	2,207

Total non-interest expenses	3,528	3,458	10,632	9,861

Income before income tax	1,765	1,443	4,942	4,145
Federal income tax provision	534	444	1,515	1,278

Net income	$1,231	$999	$3,427	$2,867

Net income per share:
Basic	$0.45	$0.37	$1.25	$1.05

Diluted	$0.45	$0.37	$1.25	$1.05

Note: Certain prior year balances have been reclassified to conform to the current year presentation.